Exhibit 10.24

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

12th August, 2004

Stephen Jones
Lifehealth Limited
23 Winkfield Road
Windsor
Berkshire
SL4 4BA

Dear Stephen

Cambridge Ireland

Thank you for your letter of 9th August. We appreciate your concerns. We will ensure, and shall put systems in place to ensure, that where the new group structure of Cambridge results in duplication of costs or incremental costs, the additional costs, over and above what would have been taken into account in the calculation of the {***}† had Cambridge not changed its structure, shall not be taken into account in that calculation of the {***}† under the contract.

On the question of the currency, the exchange rate issue from the US sales will be no different to what it is now. Cambridge Ireland (CLI) will be paid in $US the same way Cambridge Laboratories (CLUK) is now. Clause 6.7 regarding times and rates of conversions to Sterling will continue to apply.

With regard to legal costs Allistair is keeping all costs relating to the restructuring entirely separate from general tetrabenazine related costs so there is no possibility of overlap. There won’t be many other instances where legal costs would be incurred in relation to a tetrabenazine related matters that wouldn’t have been incurred in the normal way.

As the details of this arrangement are now set out in four different letters I think you will agree it is in both our interests to record everything in one document that we can both sign.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Overall Structure

We are moving certain operations to Ireland to avail ourselves of some of the tax advantages available in Ireland. With regard to tetrabenazine this means procurement, sales and dossier development work will be moved to CLI.

All the distribution agreements for tetrabenazine currently in the name of CLUK will be assigned to CLI and CLI will assume all those obligations. All future distribution agreements for tetrabenazine will be entered into by CLI. CLI will take over the obligations of CLUK under the agreements for the manufacture of tetrabenazine. CLI will also enter into an agreement for distribution of certain products in the UK, including tetrabenazine, with CLUK. CLI will enter into a services agreement with CLUK pursuant to which CLUK will provide certain services to CLI including pharmacovigilance, medical information and scientific services.

Agreements for Assignment

With regard to tetrabenazine, you have agreed to the assignment of the following agreements from CLUK to CLI:

1.                                       The original license agreements between CLUK and Lifehealth of 1995 and 1998 and all amendments, alterations and side letters.

2.                                       The Synkem, Pharmaserve and Boots manufacturing agreements and all amendments, side letters, alterations and technical agreements. Please note that the new manufacturing agreement to replace the one with Boots will be in the name of CLI.

3.                                       All tetrabenazine distribution agreements and letters of appointment currently in force and all amendments, alterations and side letters. This means our agreements and arrangements with AOP, AFT, Orphan Australia, Medifront, Medilink, Megapharm, OPI, Celltech Spain, Prestwick (both the US agreement and the Canadian), Paesel Lorei, Fagron and Chiesi. Please note that future distribution agreements will be in the name of CLI.

Calculation of {***}†

With the exception of sales in the UK, all revenue will be earned by CLI in the same way it is now earned by CLUK.

CLI will obviously also be incurring a number of the costs that are deductible in the calculation of the {***}† However, CLUK will also be incurring some of those costs. As agreed we will ensure, and shall put systems in place to ensure, that where the new group structure of Cambridge results in duplication of costs or incremental costs, the additional costs, over and above what would have been taken into account in the calculation of the {***}† had Cambridge not changed its structure, shall not be taken into account in that calculation of the {***}† under the contract.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Running through the deductibles set out in the definition:

{***}†

Sales in the UK

CLUK will continue to be responsible for UK sales and sales of the existing UK stock whether in the UK or elsewhere.

In respect of the UK sales and any other sales of the existing UK stock the figure used for calculations will be the revenue earned by CLUK, not CLI. We will of course not be double accounting in respect of the UK sales so you will not be {***}† of both CLI and CLUK arising from UK sales and other sales of the existing UK stock.

The costs of the existing UK stock will be a CLUK cost that will be accounted for in the usual way. Once that stock has run out CLI will be incurring the cost of goods and that cost will be accounted for in the usual way.

You will obviously see and have the right to comment on the distribution agreement that will be put in place between CLI and CLUK.

Accounting to you

We will provide you with a group reconciliation statement concerning {***}† that reflects the above. That statement will set out how much you have to invoice to both CLI and CLUK. You will receive payments from both CLUK and CLI.

Consent

Could you please, on behalf of Lifehealth Limited, indicate Lifehealth’s consent to these assignments taking place, the sub-distribution agreement between CLI and CLUK and the amendment to the agreement reflecting the new accounting arrangements by signing this letter in the space provided and returning it to me.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Many thanks and very best wishes.

Yours sincerely

/s/ MARK EVANS

Mark Evans
Chief Executive Officer

Signed by

/s/ STEPHEN JONES

Stephen Jones
Director
Lifehealth Limited

Dated:   15 / 8 / 04